Exhibit 2.2

EXECUTION VERSION

CONFIDENTIAL

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), is entered into as of April 25, 2018, by and among TheMaven, Inc., a Delaware corporation (“TheMaven”), HP Acquisition Co., Inc., a Delaware corporation and a wholly-owned subsidiary of TheMaven (“MergerSub”), HubPages, Inc., a Delaware corporation (the “Company”), and, solely with respect to Section 10.6 of the Merger Agreement (as defined below) (to the extent set forth therein), Paul Edmondson as the Securityholder Representative (in his capacity as such, the “Securityholder Representative”). TheMaven, MergerSub, the Company and the Securityholder Representative are each, individually, a “Party” or, collectively, the “Parties.” Capitalized terms used but not otherwise defined herein will have the same meanings ascribed to such terms in the Merger Agreement.

RECITALS

WHEREAS, the Parties entered into that certain Agreement and Plan of Merger, dated as of March 13, 2018, by and among the Parties (the “Merger Agreement”); and

WHEREAS, the Parties desire to amend the Merger Agreement pursuant to Section 11.12 of the Merger Agreement.

NOW, THEREFORE, in consideration of the premises and the respective covenants, agreements and conditions contained herein, the parties hereto agree as follows:

ARTICLE I

1.	Retention Bonuses. Section 4.3 of the Merger Agreement is hereby restated to read as follows:

“4.3 Retention Bonuses. After consummation of the Merger, TheMaven will provide a pool of up to Two Hundred Fifty Thousand Dollars ($250,000) to be paid to employees of the Company, other than Paul Edmondson and Paul Deeds, who continue in employment with TheMaven (or any of its Subsidiaries, including the Surviving Corporation) and who are still employed by TheMaven (or any of its Subsidiaries, including the Surviving Corporation) twelve (12) months after the Closing Date, as retention bonuses, in such individual amounts as may be determined in the reasonable discretion of Paul Edmondson, but with a maximum of Fifty Thousand ($50,000) for any one person. These retention bonuses shall be paid within thirty (30) days following the twelve-month anniversary of the Closing Date.”

2.	Execution of Employment Agreements. Section 7.9 of the Merger Agreement is hereby restated to read as follows:

“7.9 Employment Arrangements. The Company shall not have received written notice, nor shall the Company have after reasonable inquiry Knowledge, that any Key Personnel intends to terminate his or her employment relationship with the Company as of or following the Closing.”

ARTICLE II

MISCELLANEOUS

1.	Definitions. Unless the context otherwise requires, the capitalized terms used in this Amendment shall have the meanings set forth in the Merger Agreement.

2.	Each reference to the term “Agreement” in the Merger Agreement shall be deemed to refer to the Merger Agreement, as amended hereby.

3.	Construction. Sections 11.5, 11.7, 11.8, 11.9, 11.12, 11.13, 11.14, 11.15, 11.6 and 11.18 of the Merger Agreement are incorporated herein by reference, mutatis mutandis.

4.	Continuing Effect of the Merger Agreement. This Amendment shall not constitute an amendment of any other provision of the Merger Agreement not expressly referred to herein.

[Signature Pages Follow]

IN WITNESS WHEREOF, TheMaven, MergerSub, the Company, and the Securityholder Representative have caused this Amendment to be executed as of the date first written above.

THEMAVEN, INC.

By:	/s/ James Heckman
Name:	James Heckman
Title:	Founder/CEO

HP ACQUISITION CO., INC.

By:	/s/ James Heckman
Name:	James Heckman
Title:	Founder/CEO

HUBPAGES, INC.

By:	/s/ Paul Edmondson
Name:	Paul Edmondson
Title:	Chief Executive Officer

PAUL EDMONDSON, as the Securityholder Representative

By:	/s/ Paul Edmondson
Name:	Paul Edmondson
Title:	Chief Executive Officer

[SIGNATURE PAGE TO AMENDMENT TO AGREEMENT AND PLAN OF MERGER]